KPMG LLP	Telephone	412 391 9710
Suite 2500	Fax	412 391 8963
One Mellon Center	Internet	www.us.kpmg.com
Pittsburgh, PA 15219-2598

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mellon Financial Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-75605, 333-60460, and 333-105695) on Form S-8 of Mellon Financial Corporation of our report dated June 15, 2005 with respect to the statements of net assets available for benefits of Mellon 401(k) Retirement Savings Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Mellon 401(k) Retirement Savings Plan.

Pittsburgh, Pennsylvania

June 21, 2005

KPMG LLP, a U.S. limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative.